CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 12, 2004, relating to the financial statements and financial highlights, which appear in the December 31, 2003 Annual Reports to Shareholders of Dreyfus Founders Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Financial Statements" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP

Denver, Colorado
February 25, 2004